EXHIBIT 21.1

COMMUNITY FIRST BANKSHARES, INC.

SUBSIDIARIES

Subsidiary Bank:	Location	Ownership Percentage

Community First National Bank	Fargo, ND	100.00%

Nonbank Subsidiaries:

Community First Financial, Inc.	Fargo, ND	100.00%
Community First Technologies, Inc.	Fargo, ND	100.00%
CFB Capital III	Fargo, ND	100.00%
CFB Capital IV	Fargo, ND	100.00%
HBC Aviation, LLP	Fargo, ND	37.50%

Subsidiaries of Subsidiaries (100% Owned):

Community First Insurance, Inc.	Fargo, ND	Subsidiary of Community First National Bank

CFB Community Development Corporation	Fargo, ND	Subsidiary of Community First National Bank

Equity Lending, Inc.	Fargo, ND	Subsidiary of Community First National Bank

Community First Holdings, Inc.	Georgetown, British Cayman Islands	Subsidiary of Community First National Bank

Community First Home Mortgage, Inc.	Fargo, ND	Subsidiary of Community First National Bank

Subsidiaries of Subsidiaries of Subsidiaries

Community First Insurance, Inc. Wyoming	Cheyenne, WY	100% Subsidiary of Community First Insurance, Inc.

CFIRE, Inc.	Fargo, ND	100% Subsidiary of Community First Holdings, Inc.

Community First Mortgage, LLC	Fargo, ND	50% Subsidiary of Community First Home Mortgage, Inc.